USANA Health Sciences, Inc.                         November 3, 2026
Q3 2026 Management Commentary

Key Financial Results

	Quarter ended
	October 3, 2026	September 27, 2025	Year-Over-Year	Sequentially
Net Sales	$206	$214	-4%	-8%
Net Loss	$(5.6)	$(6.5)	N/A	N/A
Diluted EPS	$(0.30)	$(0.36)	N/A	N/A
Adjusted Diluted EPS(1)	$(0.11)	$(0.15)	N/A	N/A
Adjusted EBITDA(2)	$12.1	$13.8	-13%	-44%
Core Nutritional Active Customers	356,000	388,000	-8%	-7%
Hiya Active Monthly Subscribers	195,500	193,400	+1%	+18%
Net Sales, Net Loss and Adjusted EBITDA in millions

Net Loss, EPS and EBITDA figures represent amounts attributable to USANA and exclude the noncontrolling interest of 21.2% in Hiya.

Overview
Our third quarter results were mixed, with meaningful improvement in some areas and results that fell short of our expectations in others. Consolidated net sales were $206 million, down 4% year-over-year, or 6% on a constant-currency basis, as growth at Hiya was more than offset by lower net sales in Core Nutritional and Rise Wellness. We generated $8 million of free cash flow⁽³⁾ during the quarter, bringing year-to-date free cash flow to $36 million, and ended the quarter with $179 million in cash and no debt. This financial position gives us the flexibility to keep investing in our strategic initiatives while maintaining financial discipline. We are also updating our fiscal 2026 outlook to reflect lower expectations for Rise Wellness and our decision to invest at Hiya to accelerate subscriber growth, partially offset by improved profitability in Core Nutritional, and correcting previously reported second quarter Adjusted EBITDA attributable to USANA; both are described below.

In the third quarter, our Core Nutritional business continued to execute on its strategic priorities, delivering meaningful margin expansion and growth in our Southeast Asia Pacific region as we advance USANA’s transformation to an omnichannel health and wellness company. Net sales were $171 million, down 3% year-over-year, or 6% in constant currency, and down 11% sequentially, primarily reflecting lower incentive and promotional activity in mainland China compared with the second quarter. Southeast Asia Pacific grew net sales 2% year-over-year and 4% sequentially, and we are encouraged by the increased engagement among our field leaders in this region, as active customers grew 3% sequentially. Net sales in Greater China rose 1% as reported but declined 3% in constant currency, while net sales declined in North Asia and the Americas and Europe regions. Segment operating margin improved to 4.1%, up from 1.2% in the prior-year quarter despite lower net sales, reflecting disciplined cost management as the business continues to generate healthy free cash flow.

Rebuilding our active customer base is our top priority and single largest growth lever, and we have several strategies underway to promote the behaviors that build a durable customer base. We are evolving our Brand Partner incentive plan to more directly reward growth in active customers. We are also investing in digital marketing to build awareness of the USANA brand, which supports customer acquisition. In addition, we are advancing product innovation to meet the evolving nutritional needs of our consumers, with new products we plan to begin introducing in 2027. In August, we hosted our Live 2026 Americas Convention in San Diego, and following the event we launched Clear Protein + Creatine Mix, building on the launch of Glow earlier this year. We also continue to modernize the technology that supports how Brand Partners and customers engage with USANA. We expect the benefits of these initiatives to build gradually over time.

Hiya delivered net sales of $32 million in the third quarter, up 2% year-over-year and 12% sequentially, marking a return to year-over-year growth. Active Monthly Subscribers grew 18% sequentially to 195,500, an addition of approximately 29,500 net subscribers. Customer acquisition costs were also noticeably lower compared to the first half of the year. After a challenging digital advertising environment over the past year, our marketing is regaining traction, and back-to-school seasonality provided an additional lift to net sales and subscriber growth. As customer acquisition responded, we increased marketing spend to build on that traction, which pressured near-term margins. Because Hiya is predominantly a subscription business today, the subscribers we add should contribute recurring revenue in future quarters, so our focus now is on retaining and engaging them as we build on this momentum.

Hiya continued to make meaningful progress diversifying beyond its direct-to-consumer roots during the third quarter, with its retail, Amazon and international channels each growing sequentially and contributing to Hiya’s net sales. Net sales through Target and Amazon more than doubled from the second quarter. At Target, strong consumer sell-through has driven increased order velocity and expanded in-store placement, including additional seasonal and front-of-store displays. Hiya’s presence on Amazon continues to scale, extending the brand’s reach to consumers who prefer to shop through e-commerce marketplaces. In Canada, Hiya continues to build its customer base and brand awareness in its first year of operation. Together, these channels are broadening Hiya’s consumer reach and creating more diversified avenues for growth as the brand heads into the fourth quarter and 2027.

Rise Wellness continues to scale, with year-to-date net sales of approximately $21 million, up 94% versus the comparable prior-year period. Net sales were $4 million in the third quarter, up 7% sequentially and down 45% year-over-year against a quarter that included a large club order for Rise Bar that did not repeat. Club channel sales are inherently lumpy, and orders in the quarter came in below our expectations; this, along with a more measured view of the fourth quarter, is reflected in our updated outlook. Strategically, we are broadening Rise’s distribution beyond the club channel to build a stronger retail foundation, along with a more balanced and durable sales base. Protein Pop, still a young brand, continues to expand its retail footprint, including the recent launch of its new Protein Pop Balance product at Target and online. Our focus is converting these opportunities and this progress into consistent, profitable growth over time.

Q3 2026 Consolidated Performance

	Q3 2026	Year-Over-Year	Sequentially
Net Sales	$206 million	-4% (+$4 million or +2% FX impact)	-8%
Net Loss*	$(5.6) million	N/A	N/A
Diluted EPS	$(0.30)	N/A	N/A
Adjusted Diluted EPS(1)	$(0.11)	N/A	N/A
Adjusted EBITDA(2)	$12.1 million	-13%	-44%
*Income tax expense of $6 million added to a pretax loss of $(1) million for Q3 2026.
Net Loss, EPS and EBITDA figures represent amounts attributable to USANA and exclude the noncontrolling interest of 21.2% in Hiya.

Consolidated Balance Sheet
We ended the third quarter with $179 million in cash and cash equivalents and zero debt. We did not repurchase any shares during the quarter and had approximately $34 million remaining under the current share repurchase authorization as of October 3, 2026. Inventories decreased 13% to $93 million as of October 3, 2026, compared to balances at year-end 2025.

We believe that our in-house manufacturing capabilities provide us with the opportunity to realize improved margins, better control of inventory levels, and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products. Approximately two-thirds of Core Nutritional products are manufactured in-house and we anticipate shifting more production of Hiya and Rise Wellness products in-house.

Quarterly Income Statement Discussion
Gross margin decreased 90 basis points from the prior year to 76.3% of net sales. Gross margin in the Core Nutritional business declined 110 basis points from the prior year to 80.1% of segment net sales, reflecting lower production volumes and an increase in scrap reserves, partially offset by favorable market mix. Hiya's gross margin increased 170 basis points from the prior year to 66.1%, largely reflecting higher levels of scrap reserves in the prior-year quarter and lower freight costs. Rise gross margin of (10.4%) reflected suboptimal production yields in the current quarter and an increase in inventory reserves.

Brand Partner Incentives decreased 150 basis points from the prior year to 34.9% of net sales on a consolidated basis. The decrease in relative Brand Partner incentives can be attributed to the sales mix between our Core Nutritional business and Hiya and Rise Wellness, which do not pay out Brand Partner Incentives. For the Core Nutritional business, Brand Partner Incentives decreased 200 basis points year-over-year to 42.1% of segment net sales, largely driven by compensation plan expenses in last year's quarter that did not recur in the current-year quarter.

Selling, General and Administrative expenses increased 190 basis points from the prior year to 42.1% of net sales. SG&A expenses for the Core Nutritional business decreased 200 basis points from the prior year to 33.9% of segment net sales. The decrease is primarily attributable to lower event expenses and lower employee compensation expenses. The combined SG&A increase also reflects an approximate 355 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which operates with higher relative SG&A compared to the Core Nutritional business. A notable component of our higher consolidated SG&A is the amortization of intangible assets attributable to our acquisition of Hiya. Additionally, Hiya's third quarter SG&A expense reflects higher marketing spend related to back-to-school seasonality and the deliberate decision to increase investment in customer acquisition.

Income taxes totaled $6.1 million during the current-year quarter on a pre-tax loss of $1 million. Income tax expense primarily reflects taxes in the Core Nutritional business as segment losses at Hiya and Rise Wellness carry no tax benefit. The Core Nutritional business’ year-to-date effective tax rate is approximately 73% and reflects the mix of U.S. and foreign earnings. Concentrated U.S. operating and administrative expenses create U.S. losses, while taxes are paid abroad.

Q3 2026 Segment Results
Core Nutritional

Core Nutritional
	Q3 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$171 million	-3%	-6%	-11%
Active Customers	356,000	-8%	N/A	-7%

Asia Pacific Region
	Q3 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$138 million	-1%	-4%	-12%
Active Customers	283,000	-8%	N/A	-8%

Asia Pacific Sub-Regions
		Q3 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$94 million	+1%	-3%	-18%
	Active	192,000	-9%	N/A	-11%
	Customers
North Asia	Net Sales	$14 million	-20%	-18%	+3%
	Active	30,000	-19%	N/A	-6%
	Customers
Southeast Asia Pacific	Net Sales	$30 million	+2%	+2%	+4%
	Active	61,000	Flat	N/A	+3%
	Customers

Americas and Europe Region
	Q3 2026	Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$33 million	-11%	-12%	-5%
Active Customers	73,000	-9%	N/A	-5%

Hiya Health

	Q3 2026	Year-Over-Year	Sequentially
Net Sales	$32 million	+2%	+12%
Active Monthly Subscribers	195,500	+1%	+18%

Rise Wellness

	Q3 2026	Year-Over-Year	Sequentially
Net Sales	$4 million	-45%	+7%

Fiscal Year 2026 Outlook
The Company is updating its outlook for fiscal year 2026, as follows:

Fiscal Year 2026 Outlook
	Updated Estimate	Previous Estimate
Core Nutritional business net sales	$740 million*	$750 million
Hiya net sales	$130 million	$125 million
Rise Wellness net sales	$30 million	$35 million
Consolidated net sales	Approaching $900 million	$910 million

Net (loss) earnings	$(16) million	$(11) million
Diluted EPS	$(0.90)	$(0.61)
Adjusted diluted EPS(1)	$0.55	$0.76
Adjusted EBITDA(2)	$77 million	$80.5 million†

Consolidated income taxes	$33 million	$30 to $35 million
Diluted share count	18.4 million	Approximately 18.3 million
*Reflects an expected favorable currency exchange rate impact of approximately $20 million, or 2% of net sales and one less week of operations compared to fiscal year 2025, which was a 53-week year.

†As corrected; previously published as $87 million on August 4, 2026. See “Correction of Previously Reported Adjusted EBITDA Attributable to USANA” below.

Compared with our prior outlook, as corrected, the change reflects lower expectations for Rise Wellness and our deliberate decision to invest resources at Hiya to drive increased Active Monthly Subscribers, partially offset by stronger profitability in Core Nutritional. We expect continued sequential progress from Hiya during the fourth quarter on both net sales and Adjusted EBITDA.

Our fiscal 2026 outlook assumes certain Rise Wellness retail orders ship in the fourth quarter. If some of these orders shift to the first quarter of 2027, 2026 results could fall short of the outlook, with the related net sales and earnings recognized in 2027 instead.

Looking ahead, we are focused on building a more diversified and resilient USANA. In Core Nutritional, we are aligning our Brand Partner incentives, digital marketing and product innovation around a single priority: acquiring and retaining a loyal customer base, while the margin discipline we have established positions the business to benefit as those efforts take hold. At Hiya, the subscribers we have added provide a foundation for recurring revenue, and continued expansion across retail, Amazon and international markets broadens the brand’s reach. At Rise Wellness, a growing retail footprint for Protein Pop and Rise Bar creates a path to more balanced and consistent results. Supported by a strong balance sheet with $179 million in cash, no debt and positive free cash flow, we have the flexibility to invest in these priorities with discipline. We are confident in the direction we are taking and in our ability to create long-term, sustainable value for our shareholders.

Kevin Guest
Chairman and CEO

Douglas Hekking
CFO

Correction of Previously Reported Adjusted EBITDA Attributable to USANA
In preparing its third quarter results, the Company identified an omission in its second quarter 2026 reconciliation of net (loss) earnings to Adjusted EBITDA attributable to USANA. The $29.1 million Hiya goodwill impairment was added back in full, rather than net of the $6.2 million share attributable to the noncontrolling interest. This correction affects Adjusted EBITDA attributable to USANA, a non-GAAP measure, and had no effect on the Company’s reported GAAP results. Corrected amounts are as follows:

Adjusted EBITDA attributable to USANA	As previously reported	Correction	As corrected
Second quarter 2026	$27.8	$(6.2)	$21.7
Fiscal 2026 outlook (August 4, 2026)	86.7	(6.2)	80.5
$ in millions
Sequential comparisons and the previous outlook presented in this document reflect the corrected amounts. Amounts may not sum due to rounding.

_________________________
(1) Adjusted Diluted (Loss) Earnings Per Share is a non-GAAP financial measure. The Company excludes cost realignment expenses, impairment expense, gain on sale of assets, and acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition-related intangible assets in calculating Adjusted Diluted (Loss) Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted Loss Per Share (GAAP) to Adjusted Diluted Loss Per Share (Non-GAAP)” in this Management Commentary for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net Loss (GAAP) to Adjusted EBITDA (Non-GAAP)” in this Management Commentary for an explanation and reconciliation of this non-GAAP financial measure.
(3) Free cash flow is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net Cash Provided by (Used in) Operating Activities (GAAP) to Free Cash Flow (Non-GAAP)” in this Management Commentary for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This Management Commentary contains the non-GAAP financial measures Adjusted EBITDA, Adjusted Diluted EPS and free cash flow. Adjusted EBITDA is a non-GAAP financial measure of (loss) earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net (loss) earnings. Adjusted Diluted EPS is a non-GAAP financial measure of diluted (loss) earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net (loss) earnings (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization (including right-of-use asset reduction), non-cash share-based compensation, transaction-related expenses and integration costs for the Hiya acquisition, cost realignment expenses, impairment expense, and gain on sale of assets. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest related to Hiya.

Adjusted diluted (loss) earnings per share (non-GAAP) is diluted (loss) earnings per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses and integration costs related to the Hiya acquisition, cost realignment expenses, impairment expense, and gain on sale of assets.

Free cash flow (non-GAAP) is net cash provided by (used in) operating activities (its most directly comparable GAAP financial measure) less purchases of property and equipment. Management believes free cash flow is a useful measure of the cash the business generates, after investing in property and equipment, that is available for strategic investments, share repurchases and other uses.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), Adjusted diluted (loss) earnings per share (non-GAAP), and free cash flow (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer a relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA, Adjusted diluted (loss) earnings per share and free cash flow. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP.

Reconciliation of Net Loss (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Quarter ended
	October 3, 2026	September 27, 2025
Net loss attributable to USANA (GAAP)	$(5,556)	$(6,522)
Net loss attributable to noncontrolling interest	(1,334)	(140)
Net loss	$(6,890)	$(6,662)

Adjustments:
Income taxes	$6,086	$8,456
Interest (income) expense, net	(607)	(529)
Depreciation and amortization	5,212	5,112
Amortization of intangible assets - Hiya	4,455	4,455
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$8,256	$10,832

Add EBITDA adjustments:
Non-cash share-based compensation	3,404	3,576
Transaction, integration and transition costs - Hiya	—	179
Adjusted EBITDA	11,660	14,587
Adjusted EBITDA attributable to noncontrolling interest	392	(803)
Adjusted EBITDA attributable to USANA	$12,052	$13,784

Reconciliation of Diluted Loss Per Share (GAAP) to Adjusted Diluted Loss Per Share (non-GAAP)
(in thousands, except per share data)

	Quarter ended
	October 3, 2026	September 27, 2025
Net loss attributable to USANA (GAAP)	$(5,556)	$(6,522)

Loss per common share - Diluted	$(0.30)	$(0.36)
Weighted Average common shares outstanding - Diluted	18,498	18,293

Adjustment to net loss:
Transaction, integration and transition costs - Hiya	$—	$179
Amortization of intangible assets - Hiya	4,455	4,455
Adjustments to net loss attributable to noncontrolling interest	(942)	(942)
Adjusted net loss attributable to USANA	$(2,043)	$(2,830)

Adjusted loss per common share - Diluted	$(0.11)	$(0.15)
Weighted average common shares outstanding - Diluted	18,498	18,293

Reconciliation of Net Cash Provided by (Used in) Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Quarter ended		Nine months ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net cash provided by (used in) operating activities (GAAP)	$11,965	$(1,961)	$45,043	$25,739
Less: Purchases of property and equipment	(3,522)	(3,198)	(9,322)	(11,028)
Free cash flow (non-GAAP)	$8,443	$(5,159)	$35,721	$14,711

Operating Results as a Percentage of Net Sales
(unaudited)

	Quarter ended
	October 3, 2026				September 27, 2025
	Core Nutritional	Hiya	Rise	Consolidated	Core Nutritional	Hiya	Rise	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	19.9%	33.9%	110.4%	23.7%	18.8%	35.6%	70.2%	22.8%
Gross profit	80.1%	66.1%	(10.4)%	76.3%	81.2%	64.4%	29.8%	77.2%
Operating expenses:
Brand Partner incentives	42.1%	—%	—%	34.9%	44.1%	—%	—%	36.4%
Selling, general and administrative	33.9%	86.2%	46.0%	42.1%	35.9%	66.5%	32.5%	40.2%
Total operating expenses	76.0%	86.2%	46.0%	77.0%	80.0%	66.5%	32.5%	76.6%
(Loss) earnings from operations	4.1%	(20.1)%	(56.4)%	(0.7)%	1.2%	(2.1)%	(2.7)%	0.6%

Amortization of acquired intangible assets	—%	14.1%	1.6%	2.2%	0.1%	14.5%	3.2%	2.2%

Conference Call
USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, November 4, 2026, at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a question-and-answer session.

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding commercial performance and growth for Hiya and Rise Wellness in 2026 and continued growth in the future; statements about the Company’s long-term growth; and the statements under the sub-heading “Fiscal Year 2026 Outlook.” Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Brand Partners; risk that our Brand Partner compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to Hiya’s ability to adapt to changes in the digital marketing environment to continue to generate customer acquisition, including changes in social media advertising algorithms; risks related to Hiya’s ability to perform in an expanding distribution channel and new international markets; risks related to Rise Wellness’ ability to execute its commercial plan and its dependence on product orders from certain key retailers – specifically, if future orders from those retailers do not meet our forecasts or such retailers discontinue purchasing and selling Rise Wellness products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict between the United States and Iran; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with our operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that Hiya and Rise Wellness disrupt the Company’s overall strategic plans and operations; the diversion of the attention of the management teams of USANA, Hiya, and Rise Wellness from ongoing business operations; the ability to retain key personnel of USANA, Hiya and Rise Wellness; the ability to realize the benefits of the Hiya acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Brand Partners and Preferred Customers across 25 global markets. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company, and a 100% interest in Rise Wellness. Hiya and Rise Wellness offer a variety of clean-label health products. More information on Hiya can be found at www.hiyahealth.com. More information on Rise Wellness can be found at www.risebar.com and www.proteinpop.com.

Investor contact:                Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:                Sarah Searle
                        (801) 954-7626
                        media@usanainc.com